Exhibit 10.01

SILICON IMAGE, INC.

DIRECTOR COMPENSATION PLAN

     This compensation plan for members of the Board of Directors (the “Board”) of Silicon Image, Inc. (the “Company”) is effective beginning April 5, 2005 and replaces the director compensation structure previously in effect.

     Initial Stock Option Grant. Upon appointment or election to the Board, each non-employee director will receive an option to purchase 40,000 shares of the Company’s common stock under the Company’s 1999 Equity Incentive Plan (the “1999 EIP”). Such option will have an exercise price equal to the fair market value of the Company’s common stock on the date of grant. So long as the director continues to provide services to the Company, this initial stock option grant will vest and become exercisable with respect to 2.083% of the shares each month following the date of grant until fully vested; provided, that all shares subject to the stock option will become fully vested if the Company undergoes a change of control. These initial stock option grants will have a ten-year term, but will generally terminate three months following the date the director ceases to perform services for the Company.

     Annual Compensation by Role and for Meeting Attendance.

•	Cash Compensation by Role. Each non-employee director will receive cash compensation for membership on the Board, the standing committees and for holding chair positions on the Board and the standing committees in the amounts and on the terms described in the table and note (a) below.

•	Cash Compensation for Meeting Attendance. Each non-employee director will receive cash compensation for attendance at certain Board and Board committee meetings in the amounts and on the terms described in the table and notes (c) and (d) below.

•	Annual Stock Option Grant(s). Immediately following each annual meeting of stockholders, each director who is not an employee and whose direct pecuniary interest in the Company’s common stock is less than five percent will receive stock option grant(s) under the 1999 EIP in the amounts and on the terms described in the table and note (b) below, provided such director has served in the role indicated continuously for a period of at least one year. The shares subject to the annual stock option grants will have an exercise price equal to the fair market value of the Company’s common stock on the date of grant. So long as the director continues to provide services to the Company, these annual grants will vest with respect to 4.167% of the shares each month following the date of grant until fully vested; provided, that these grants will become fully vested if the Company undergoes a change of control. These annual stock option grants will have a five-year term, but will generally terminate three months following the date the option holder ceases to provide services to the Company.

	Annual Cash	Annual Stock
	Retainer	Option Grant		Telephone
Role	by Role (a)	by Role (b)	Meeting Fees	Meeting Fees
Board Member	$25,000	20,000 shares	$1,000/meeting (c)	$500/meeting (c)
Board Chair	$10,000	5,000 shares
Audit Committee Member	$10,000	5,000 shares	$1,000/meeting (d)	$500/meeting (d)
Audit Committee Chair	$10,000
Compensation Committee Member	$5,000	5,000 shares	$1,000/meeting (d)	$500/meeting (d)
Compensation Committee Chair	$7,000
Governance and Nominating Committee Member	$5,000	5,000 shares	$1,000/meeting (d)	$500/meeting (d)
Governance and Nominating Committee Chair	$7,000

(a)	These cash amounts are additive with respect to each role performed by the applicable director. For example, if a director serves on the Board, as chair of the Audit Committee and member of the Compensation Committee, he will receive an annual cash retainer in the amount of $50,000 ($25,000 as Board member, $10,000 as Audit Committee member, $10,000 as chair of the Audit Committee and $5,000 as Compensation Committee member).

(b)	These option amounts are additive with respect to each role performed by the applicable director. For example, if a director has served continuously for a period of at least one year on the Board, as chair of the Audit Committee and member of the Compensation Committee, he will receive one or more stock options to purchase an aggregate of 30,000 shares of the Company’s common stock (20,000 shares as Board member, 5,000 shares as Audit Committee member and 5,000 shares as Compensation Committee member). A director must serve in a role continuously for a period of at least one year to receive the option grant for the respective role.

(c)	These cash amounts are payable to a director with respect to all meetings after the sixth meeting of the Board that the applicable director attended, either in person or via telephone.

(d)	These cash amounts are payable to a director with respect to all committee meetings that the applicable director attended, either in person or via telephone.